                            OPPENHEIMER MULTI CAP VALUE FUND
                      Supplement dated _____________, 2002 to the
             Statement of Additional Information dated ______________, 2002

The Statement of Additional Information is changed as follows:

1.         Class B, Class C, Class N and Class Y shares are not currently available for sale.

2.         The minimum initial purchase for Class A shares is $25,000 and the minimum subsequent investment is $5,000.  The minimum subsequent purchase amount through AccountLink is also $5,000.  The minimum initial and subsequent purchase amounts for retirement accounts are $5,000.

3.       No concessions are paid to brokers and dealers for the sale of Class A shares.  The distributor currently retains the entire sales charge.

4.                      No Distribution or Service (12b-1) fee is currently paid on shares of the Fund.

5.       PhoneLink, Internet access and automatic purchase and withdrawal plans are not available.

__________, 2002                                                        PX0600.001